Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.
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Ultra Clean Reports Third Quarter 2012 Financial Results
Monday, October 22, 2012 4:45 pm EDT

Results in line with updated guidance as integration with AIT begins

HAYWARD, Calif., October 22, 2012 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the third quarter ended September 28, 2012.

The financial information presented for the third quarter of 2012 includes a full quarter of operations of Advanced Integration Technologies (“AIT”), which Ultra Clean merged with on July 3, 2012.

Revenue for the third quarter of 2012 was $100.8 million, a decrease of 1.1% compared to the second quarter of 2012 and a decrease of 4% compared to the same period a year ago.  Semiconductor revenue was 86% of total revenue for the second and third quarters of 2012 and revenue outside the U.S. accounted for 26% of total revenue for the third quarter of 2012 compared to 37% for the previous quarter. Gross margin for the third quarter of 2012 was 14.2%, compared to 14.0% for the previous quarter and 12.2% for the same period a year ago.

The Company recorded a net loss of $1.7 million, or $0.06 per share in the third quarter of 2012 compared to net income of $3.9 million, or $0.17 per share in the previous quarter and net income of $3.2 million, or $0.14 per share for the same period a year ago.  The net loss for the third quarter of 2012 includes pre-tax charges of $2.0 million for amortization associated with the AIT transaction and $2.5 million of one-time transaction costs. Excluding these charges the Company would have reported net income of $1.7 million, or $0.06 per share. The company’s tax rate for the third quarter of 2012 was 24%.

Cash at the end of the third quarter of 2012 was $58.3 million, an increase of $7.2 million from the previous quarter.  Outstanding debt on our new bank facility was $79.8 million primarily related to the merger with AIT.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer, stated: “On July 3, we announced that UCT completed the merger with Advanced Integration Technologies, which we believe significantly strengthens the value proposition for customers in all of our markets.  I’m pleased with the progress made to date on the integration of AIT and am confident in the combined company’s competitive position as a leading provider of critical systems and subsystems for all of our served markets.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “We expect revenue for the fourth quarter of 2012 to range between $94 million to $99 million, with earnings (loss) per share in the range of $(0.03) to $0.00. Excluding amortization associated with the merger with AIT we expect earnings per share to be in the range of $0.01 to $0.05. We are forecasting a tax rate of 24% for the fourth quarter and a tax rate of 20% for the year.”

Ultra Clean will conduct a conference call today, Monday, October 22, beginning at 1:45 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 855-859-2056 (domestic) and 404-537-3406 (international). The confirmation number for the live broadcast and replay is 47057638 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts,"  and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to fourth quarter 2012 revenue and earnings per share and our forecasted tax rate for the fourth quarter of fiscal 2012 and the full fiscal year 2012. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 30, 2011 and our quarterly report on Form 10-Q for the quarter ended June 29, 2012 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc Condensed Consolidated Statements of Income (Unaudited; in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011
Sales	$100,849	$105,306	$313,363	$365,766
			-
Cost of goods sold	86,526	92,454	269,126	316,369

Gross profit	14,323	12,852	44,237	49,397

Operating expenses:
Research and development	1,309	1,252	4,003	4,294
Sales and marketing	1,805	1,679	5,215	5,754
General and administrative	12,636	5,611	25,263	17,359
Total operating expenses	15,750	8,542	34,481	27,407

Income (loss) from operations	(1,427)	4,310	9,756	21,990

Interest and other income (expense), net	(813)	(275)	(932)	(1,010)

Income (loss) before income taxes	(2,240)	4,035	8,824	20,980

Income tax provision (benefit)	(539)	880	1,942	5,047

Net income (loss)	$(1,701)	$3,155	$6,882	$15,933

Net income (loss) per share:
Basic	$(0.06)	$0.14	$0.28	$0.70
Diluted	$(0.06)	$0.14	$0.27	$0.68

Shares used in computing
net income (loss) per share:
Basic	27,656	22,804	24,851	22,666
Diluted	27,656	23,246	25,493	23,484

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	September 28,	December 30,
ASSETS	2012	2011

Current assets:
Cash and cash equivalents	$58,329	$52,155
Accounts receivable	47,549	41,051
Inventory	63,304	55,473
Other current assets	7,406	5,441
Total current assets	176,588	154,120

Equipment and leasehold improvements, net	9,891	10,009
Goodwill	56,899	-
Purchased intangibles, net	29,651	8,987
Other non-current assets	5,372	5,183
Total assets	$278,401	$178,299

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$9,513	$2,931
Accounts payable	34,084	29,451
Other current liabilities	7,478	4,360
Total current liabilities	51,075	36,742

Bank debt and other long-term liabilities	70,075	24,272
Total liabilities	121,150	61,014

Stockholders' equity:
Common stock	138,728	105,501
Other comprehensive income (loss)	(143)	-
Retained earnings	18,666	11,784
Total stockholders' equity	157,251	117,285
Total liabilities and stockholders' equity	$278,401	$178,299